News Release

402 Industrial Lane
Birmingham, AL  35211
205-942-3737

Contact: R. Todd Noden
       Chief Financial Officer
       (205) 942-4808

BOOKS-A-MILLION, INC. ANNOUNCES THIRD QUARTER RESULTS
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Total Sales Increase 11.0%

BIRMINGHAM, AL (Nov 20, 2012) – Books-A-Million, Inc. (NASDAQ:BAMM) today announced financial results for the 13-week and 39-week periods ended October 27, 2012.  Net sales for the 13-week period ended October 27, 2012 increased 11.0% to $104.7 million compared with sales of $94.4 million in the year-earlier period.  Comparable store sales for the third quarter decreased 3.6%, compared with the 13-week period in the prior year.  Net loss from continuing operations for the third quarter was $2.8 million, or $0.18 per diluted share, compared with net loss from continuing operations of $3.8 million, or $0.24 per diluted share, in the year-earlier period.

For the 39-week period ended October 27, 2012, net sales increased 12.2% to $338.2 million from net sales of $301.6 million in the year-earlier period.  Comparable store sales declined 2.4% compared with the same period in the prior year.  For the 39-week period ended October 27, 2012, the Company reported net loss from continuing operations of $5.6 million, or $0.37 per diluted share, compared with net loss from continuing operations of $10.1 million, or $0.64 per diluted share, in the year-earlier period.

Commenting on the results, Terrance G. Finley, Chief Executive Officer and President, said, "Sales for the third quarter reflect a stabilization in our core book business and improvements in our toys & game, and other general merchandise sales. We are focused on the upcoming holiday season and bringing our customers an expanded offering of gifts across a broad range of categories; the best books, toys, tech and more."

ABOUT BOOKS-A-MILLION, INC.
Books-A-Million, Inc. is one of the nation’s leading book retailers and also sells on the Internet at www.booksamillion.com. The Company presently operates 257 stores in 31 states and the District of Columbia. The Company operates large superstores under the names Books-A-Million (BAM!), Books & Co. and 2nd & Charles and traditional bookstores operating under the names Bookland and Books-A-Million. The common stock of Books-A-Million, Inc. is traded on the NASDAQ Global Select Market under the symbol BAMM. For more information, visit the Company’s corporate website at www.booksamillioninc.com.

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-MORE-

BAMM Announces Third Quarter 2013 Results

November 20, 2012

BOOKS-A-MILLION, INC.
Unaudited Consolidated Financial Highlights
(In thousands, except per share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 27, 2012	October 29, 2011 (a)	October 27, 2012	October 29, 2011 (a)

Net sales	$104,717	$94,374	$338,236	$301,586
Cost of products sold, including warehouse distribution and store occupancy costs	77,210	70,231	246,390	219,556
Gross profit	27,507	24,143	91,846	82,030
Operating, selling and administrative expenses	27,838	28,245	87,219	86,270
Depreciation and amortization	4,132	4,028	12,406	11,794
Operating loss from continuing operations	(4,463)	(8,130)	(7,779)	(16,034)
Interest expense, net	439	367	1,330	942
Loss from continuing operations, before income taxes	(4,902)	(8,497)	(9,109)	(16,976)
Income tax benefit	(2,298)	(4,711)	(3,763)	(6,609)
Net loss from continuing operations before equity method investment	(2,604)	(3,786)	(5,346)	(10,367)
Net income (loss) on equity method investment	(171)	23	(252)	309
Net loss from continuing operations	(2,775)	(3,763)	(5,598)	(10,058)
Loss from discontinued operations	- -	(194)	- -	(307)
Net loss	$(2,775)	$(3,957)	$(5,598)	$(10,365)

Net loss per share, basic and diluted:
Net loss from continuing operations	$(0.18)	$(0.24)	$(0.37)	$(0.64)
Net loss from discontinued operations	- -	(0.01)	- -	(0.02)
Net loss per common share	$(0.18)	$(0.25)	$(0.37)	$(0.66)
Weighted average number of shares outstanding – basic and diluted	15,286	15,815	15,331	15,733

(a)The results for 13-weeks and 39-weeks ended October 29, 2011, contain certain insignificant reclassifications necessary to conform to the presentation of the 13-weeks and 39-weeks ended October 27, 2012.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. A number of factors could cause actual results, performance, achievements of the Company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, the competitive environment in the book retail industry in general and in the Company's specific market area; inflation; economic conditions in general and in the Company's specific market areas; the number of store openings and closings; the profitability of certain product lines, capital expenditures and future liquidity; liability and other claims asserted against the Company; uncertainties related to the Internet and the Company's Internet initiative; and the impact of the availability of e-content and the e-reader market. In addition, such forward-looking statements are necessarily dependent upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Given these uncertainties, stockholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements. Please refer to the Company’s annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially. The Company disclaims any obligations to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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